UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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PLURALSIGHT, INC.

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Pluralsight Independent Transaction Committee and Board of Directors Reiterate Support for

Transaction with Vista Equity Partners

All-Cash Transaction Delivers Significant, Immediate and Certain Value to Shareholders

Independent Transaction Committee and Pluralsight Board of Directors Comment on Process and

Strategic Benefits of the Transaction

Urge Shareholders to Vote “FOR” the Proposed Transaction

SILICON SLOPES, Utah, February 1, 2021 – Pluralsight, Inc. (NASDAQ: PS), the technology workforce development company, today issued the following shareholder letter from Pluralsight’s board of directors recommending shareholders vote “FOR” the pending acquisition of Pluralsight by affiliates of Vista Equity Partners (“Vista”), announced on December 13, 2020:

Dear Pluralsight Shareholders:

Pluralsight recently announced a value-maximizing transaction for its shareholders under which it will be acquired by affiliates of Vista, a leading global investment firm, for $20.26 per share in cash. Pluralsight’s independent Transaction Committee and the full Pluralsight Board are each confident that this transaction, which follows a thoughtful and thorough examination of Pluralsight’s future prospects and challenges and is the result of a robust market-check process, is in the best interests of all Pluralsight shareholders. Your vote is very important. Please vote the WHITE proxy card “FOR” the merger proposal and all other proposals included in the definitive proxy statement for the March 2, 2020 Special Meeting of Pluralsight Shareholders.

THE TRANSACTION PROVIDES SIGNIFICANT, IMMEDIATE AND CERTAIN VALUE TO

PLURALSIGHT SHAREHOLDERS

The Transaction Committee and the Pluralsight Board each believes that the transaction with Vista is in the best interests of all Pluralsight shareholders. The transaction delivers certainty in the form of an all-cash offer with committed financing at compelling premia and multiples, including:

•	Approximately 25% premium to the 30-day volume-weighted average price of the Class A common stock prior to announcement of the transaction;

•

Approximately 26% premium to the undisturbed closing price of the Class A common stock on November 9, 2020 (the last trading day before market rumors that Pluralsight was in discussions regarding a potential sale);

•	9.2x and 8.1x the last 12 months’ and next 12 months’ revenue, respectively, which compare favorably to precedent M&A transactions; and

•	0.54x the Rule of 40 Adjusted next 12 months’ revenue multiple, which compares favorably to precedent M&A transactions.

THE TRANSACTION REFLECTS A CAREFUL CONSIDERATION OF PLURALSIGHT’S PERFORMANCE

AND RISKS TO ITS LONG-TERM PROSPECTS

Pluralsight competes in a highly competitive, rapidly evolving and fragmented market. While Pluralsight’s total addressable market is substantial, so is the extent of our competition. In the past few years, Pluralsight has seen significant changes in the competitive landscape through (1) the emergence of new, well-capitalized competitors; (2) industry consolidation; and (3) the continued evolution of free video tutorial options from user-generated communities leveraging YouTube and other social media platforms. We compete with a range of in-person ILT, legacy enterprise SaaS, consumer-centric SaaS and free solutions, including those backed by some of the largest companies in the world. Moreover, the discretionary nature of our services creates significant volatility based on changes in customer budgets and timing, making Pluralsight particularly susceptible to changes in market conditions.

Since we went public, we have at times not met Wall Street expectations for billings in our quarterly financial results. In addition, market expectations for Pluralsight have declined, with Wall Street’s two-year revenue CAGR target decreasing from 30% in June 2018 to 27% in November 2019 and 21% in November 2020. In addition, Pluralsight has historically been unprofitable. As a result of sustained volatility and slowing growth, Pluralsight’s stock has traded down after eight of our 10 quarterly earnings releases, with an average decline of 6%.

While we are pleased to have delivered growth in revenue and billings this quarter, albeit continuing to lag historical year-over-year growth rates, the Transaction Committee and the Pluralsight Board remain concerned about the challenges facing Pluralsight and the impact—in terms of stock price volatility—that these challenges will have on the value of our shares for shareholders. In addition, Pluralsight increasingly believes that a meaningful portion of its future growth is likely to be inorganic and will occur through the purchase of other companies and product offerings. The pursuit of these growth opportunities is likely to require substantial additional capital resources. These capital resources might only be available at significant cost to Pluralsight (if available at all) or through equity offerings that would potentially significantly dilute our shareholders. Even if capital is available, these growth opportunities may not be successful, thereby increasing the risk to Pluralsight’s shareholders associated with Pluralsight remaining a public company.

Given the significant risks to Pluralsight’s business, long-term prospects and shareholder value, Pluralsight’s Transaction Committee and Board concluded that the price offered by Vista was superior to the potential long-term value that might be achieved by Pluralsight on a standalone basis. Both the Transaction Committee and the Pluralsight Board believe that unless Pluralsight can achieve sustained superior growth, there is a significant risk that Pluralsight’s multiple could decline meaningfully and remain depressed for some time. In contrast, the transaction with Vista provides immediate and certain value to our shareholders.

PLURALSIGHT CONDUCTED A ROBUST, INDEPENDENT PROCESS

TO MAXIMIZE SHAREHOLDER VALUE

The Pluralsight Board takes its responsibility to shareholders seriously. When Vista approached Pluralsight about pursuing a potential transaction, the Pluralsight Board immediately took significant steps to provide for the best outcome for our shareholders. In addition to forming the independent Transaction Committee and empowering it to explore strategic alternatives, the Pluralsight Board engaged highly qualified financial and legal advisors who assisted the independent Transaction Committee in conducting a broad and deep review of strategic alternatives, as detailed in the definitive proxy statement that we filed with the SEC at https://www.sec.gov/Archives/edgar/data/1725579/000119312521022776/d20870ddefr14a.htm. During the process, the independent Transaction Committee and the Pluralsight Board considered a range of strategic options to maximize value, including continuing as a standalone public company. The process involved 14 parties (consisting of six potential strategic acquirers and eight financial sponsors). Of these 14 potential acquirers, 12 entered into confidentiality agreements and received due diligence materials. After extensive engagement with these 12 potential acquirers, only Vista made a firm proposal to acquire Pluralsight. In addition, over the course of nearly three months, the Transaction Committee and its advisors engaged in extensive negotiations that ultimately resulted in a 23% increase from the price initially offered by Vista.

Beyond the market-check process described above, the Pluralsight Board implemented three significant procedural protections for the benefit of our shareholders.

•

Independent, disinterested Transaction Committee. The Transaction Committee was ultimately composed only of the members of the Pluralsight Board who were independent of management and were not party to Pluralsight’s tax receivable agreement (TRA). This ensured that independent directors who had no interest in the TRA led discussions with potential acquirers.

•	Fully empowered Transaction Committee with the ability to say “no.” The Transaction Committee was fully empowered by the Pluralsight Board to oversee and direct the process of exploring strategic alternatives. The Pluralsight Board also agreed that it would not engage in a business combination or similar transaction unless it was first approved or recommended by the Transaction Committee. At no point could the Pluralsight Board step in front of the Transaction Committee and assume the primary role in negotiating a transaction. This further ensured that independent directors who had no interest in the TRA led discussions with potential acquirers.

•

Majority-of-the-minority shareholder approval. Recognizing the unique challenges of Pluralsight’s multi-class capital structure and wishing to give shareholders a voice in the future of their company, the Pluralsight Board also agreed that Pluralsight would not engage in a business combination or similar transaction unless it was approved by the holders of a majority of the voting power of Pluralsight capital stock not held by certain interested persons, including parties to the TRA and officers of Pluralsight. This ensures that Pluralsight’s controlling shareholder cannot approve the transaction unilaterally and that the transaction requires the affirmative approval of a majority of the shareholders without any interest in the TRA.

These non-waivable protections were implemented prior to any substantive acquisition discussions and formed a key component in the Pluralsight Board’s willingness to consider any transaction. They are intended to, and should, give shareholders great confidence that their interests were top-of-mind throughout the process.

THE TRA AMENDMENT REPRESENTS A SIGNIFICANT BENEFIT TO PLURALSIGHT SHAREHOLDERS

Concurrent with our initial public offering, Pluralsight entered into the TRA with certain of our historical shareholders. The TRA entitles the TRA beneficiaries to a significant portion of the tax savings that Pluralsight realizes in connection with certain routine share exchange transactions engaged in by the TRA beneficiaries. The TRA requires an automatic acceleration of payments owed to the TRA beneficiaries upon a change of control of Pluralsight. Agreements such as the TRA are common among public companies, and there are many examples of other public companies with similar agreements.

Importantly, the TRA is a contractual obligation of Pluralsight. Payments under the TRA are not a windfall to the TRA beneficiaries; they are obligations of Pluralsight that were negotiated with the TRA beneficiaries at the time of Pluralsight’s initial public offering and fully disclosed at that time. Pluralsight’s payment obligations under the TRA must be satisfied in connection with any change of control of Pluralsight. Those liabilities cannot be altered unilaterally by Pluralsight.

Once it was clear that any reduction to Pluralsight’s payment obligation under the TRA agreed to by the TRA beneficiaries would result in a direct corresponding increase in the price per share paid to our shareholders, the Transaction Committee promptly initiated arms’-length negotiations that were successful in greatly reducing the payment owed to the TRA beneficiaries under the TRA. These negotiations resulted in a 70% reduction in the potential TRA payments to the TRA beneficiaries, representing approximately $290 million of value. This amount, which would otherwise have been payable to the TRA beneficiaries, resulted in a dollar-for-dollar increase in the consideration being paid to our shareholders and equates to an increase in the per-share amount payable in the transaction of approximately $1.80 per share. The Transaction Committee negotiated for similar benefits to apply if a superior proposal emerges; however, if a transaction with Vista (or such superior proposal, if applicable) is not completed, the TRA obligations will be reinstated in full.

To be clear: the amendment to the TRA has the practical effect of transferring to Pluralsight’s public shareholders substantial value that would have otherwise been due to the TRA beneficiaries. It is further evidence of the robust and independent process managed by the Transaction Committee.

YOUR VOTE IS IMPORTANT

VOTE “FOR” THE TRANSACTION WITH VISTA EQUITY PARTNERS TODAY

We encourage you to vote in favor of the transaction, which appropriately recognizes Pluralsight’s business and prospects, and provides our shareholders with significant, immediate and certain value.

Your vote is extremely important, no matter how many shares you own. Please take a moment to vote “FOR” the proposal to adopt the merger agreement today.

If you have any questions or need assistance voting your shares, please contact Innisfree M&A Incorporated, Pluralsight’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders (Toll-Free): 1-877-687-1866

Banks and Brokers (Collect): 1-212-750-5833

On behalf of the Transaction Committee and the Board of Directors, thank you for your continued support of Pluralsight.

Sincerely,

Aaron Skonnard	Gary Crittenden	Arne Duncan	Bonita C. Stewart

Brad Rencher	Fritz Onion	Karenann Terrell	Leah Johnson

Ryan Hinkle	Scott Dorsey	Tim Maudlin

About Pluralsight

Pluralsight is the leading technology workforce development company that helps companies and teams build better products by developing critical skills, improving processes and gaining insights through data, and providing strategic skills consulting. Trusted by forward-thinking companies of every size in every industry, Pluralsight helps individuals and businesses transform with technology. Pluralsight Skills helps enterprises build technology skills at scale with expert-authored courses on today’s most important technologies, including cloud, artificial intelligence and machine learning, data science, and security, among others. Skills also includes tools to align skill development with business objectives, virtual instructor-led training, hands-on labs, skill assessments and one-of-a-kind analytics. Flow complements Skills by providing engineering teams with actionable data and visibility into workflow patterns to accelerate the delivery of products and services. For more information about Pluralsight (NASDAQ: PS), visit pluralsight.com.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding our pending acquisition by affiliates of Vista Equity Partners (the “Transaction”), including items considered by the Transaction Committee and our Board of Directors in approving the Transaction. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include risks associated with: the risk that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from the stockholders of Pluralsight for the Transaction or required regulatory approvals are not obtained; potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; risks that the Transaction disrupts the current plans and operations of Pluralsight; and the risks described in the filings that we make with the Securities and Exchange Commission (the “SEC”) from time to time, including the risks described under the headings “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, which was filed with the SEC on February 25, 2020, and amended on March 2, 2020, and which should be read in conjunction with our financial results and forward-looking statements. Our filings with the SEC are available on the SEC filings section of the Investor Relations page of our website at http://investors.pluralsight.com. All forward-looking statements in this communication are based on information available to us as of the date of this communication, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts

Investor Relations

Mark McReynolds

mark-mcreynolds@pluralsight.com

Media

DJ Anderson

dj@pluralsight.com

Joele Frank, Wilkinson Brimmer Katcher

Matthew Sherman / Jed Repko

212.355.4449